EXHIBIT 4.3

FORM OF “TYPE 1” HOLDER VOTING AGREEMENT

This Holder Voting Agreement (the “Agreement”) is made as of the    day of                    ,         , by and among Facebook, Inc., a Delaware corporation (f/k/a TheFacebook, Inc., the “Company”),                     (the “Stockholder”) and Mark Zuckerberg (the “Proxyholder”).

RECITALS

The Stockholder holds shares of Common Stock of the Company. This Agreement, among other things, requires the Stockholder to vote all such shares of Common Stock and all shares of capital stock of the Company which such Stockholder currently owns or hereafter acquires or as to which he otherwise exercises voting or dispositive authority (together all such shares referred to in this sentence and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such shares, and any other voting securities of the Company subsequently acquired by the Stockholder, the “Shares”) in the manner set forth herein. This agreement is being entered into in exchange for a payment of $100 in cash from the Proxyholder to Stockholder and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed.

AGREEMENT

The parties agree as follows:

1. Voting for the Election of Directors. At each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, the Stockholder agrees to vote (in person, by proxy or by action by written consent, as applicable) with respect to all Shares so as to elect the members of the Board of Directors designated in writing by the Proxyholder. At any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be removed, or whenever members of the Board of Directors are to be removed by written consent, the Stockholder agrees to vote or act with respect to his Shares so as to remove any director designated in writing by Proxyholder. Notwithstanding the foregoing or anything to the contrary contained herein, to the extent that Stockholder and Proxyholder are both parties (or become parties) to the Voting Agreement between the Company, certain stockholders and investors of the Company, dated as of April 29, 2005, as amended from time to time (the “Investor Voting Agreement”), Stockholder agrees to continue to be bound by the Investor Voting Agreement and, to the extent that any provisions of this Agreement conflict with the provisions of the Investor Voting Agreement regarding the election or removal of directors (the “Director Provisions”), the Director Provisions (including without limitation any proxies given with respect thereto) shall govern the election and removal of directors under this Agreement. Proxyholder agrees to continue to be bound by the Investor Voting Agreement and shall vote (to the extent Proxyholder holds a proxy) and otherwise act with respect to any Shares as and if required under the Investor Voting Agreement.

2. Voting Agreement On All Matters. Stockholder hereby agrees with respect to all Shares:

(a) In the event that the Proxyholder instructs (or otherwise requests) that Stockholder vote in favor of any Acquisition (an “Approved Sale”), any Certificate Amendment and/or any Other Matter, then the Stockholder shall (i) after receiving proper notice of any meeting of stockholders of the Company to vote on the approval of an Approved Sale, a Certificate Amendment and/or Other Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of Shares at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (ii) vote (in person, by proxy or by action by written consent, as applicable) all Shares as to which the Stockholder has beneficial ownership or as to which he otherwise exercises voting or dispositive authority (A) in favor of such Approved Sale or Certificate Amendment, (B) in the case of an Approved Sale, in opposition of any and all other Acquisitions for which a vote is taken while an Approved Sale is still pending that would reasonably be expected to delay or impair the ability of the Company to consummate such Approved Sale, and (C) in the case of an Other Matter, in the manner directed by the Proxyholder. Notwithstanding the foregoing, in the case of an Approved Sale, the Stockholder shall not be required to assume personal liability greater than the liability assumed by the Proxyholder that continues after the transaction closing for breach of representations, warranties or other obligations except (x) to the extent of the consideration received in the transaction or (y) for liability attributable to fraud or willful misconduct on the part of the Stockholder. The Stockholder shall refrain from exercising any dissenters’ rights, appraisal rights or similar rights under applicable law at any time in connection with such Approved Sale. If the Approved Sale is structured as a sale of the stock of the Company, then the Stockholder hereby agrees to sell and shall sell all of his Shares on the terms and conditions approved by the Proxyholder. Subject to applicable laws, the Stockholder shall take all necessary and desirable actions approved by the Proxyholder in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale, and (ii) effectuate the allocation and distribution of the aggregate consideration upon consummation of the Approved Sale.

(b) In the event that the Proxyholder instructs (or otherwise requests) that Stockholder vote against any Acquisition (a “Rejected Sale”), any Certificate Amendment and/or any Other Matter, then the Stockholder shall (i) after receiving proper notice of any meeting of stockholders of the Company to vote on the Rejected Sale, such Certificate Amendment and/or Other Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of Shares at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (ii) vote (in person, by proxy or by action by written consent, as applicable) all Shares as to which the Stockholder has beneficial ownership or as to which he otherwise exercises voting or dispositive authority (A) against such Rejected Sale or Certificate Amendment, and (B) in the case of an Other Matter, in the manner directed by the Proxyholder. If the Rejected Sale is structured as a sale of the stock of the Company, then the Stockholder shall not sell any of his Shares unless permitted to sell in writing by the Proxyholder.

(c) Stockholder agrees that, unless Proxyholder provides explicit written instruction to vote Stockholder’s Shares under this Agreement or Proxyholder provides explicit written notice that Stockholder shall be permitted by Proxyholder to vote in a manner other than as Proxyholder instructs, Stockholder shall abstain from voting any of his Shares (in person, by proxy or by action by written consent, as applicable) on all matters.

(d) In the event of any Transfer by the Stockholder, (i) the Stockholder shall inform the Company and the Proxyholder of such Transfer and (ii) the pledgee, transferee or donee shall furnish the Proxyholder and the Company with a written agreement to be bound by the provisions of this Agreement. Such Transfer shall not be valid unless and until the Company and the Proxyholder receive such written agreement. In the event of any Transfer by the Stockholder, the Stockholder shall inform the Company and the Proxyholder of such Transfer no less than 5 business days prior to such Transfer. Such pledgee, transferee or donee shall be treated as a “Stockholder” for purposes of this Agreement. For avoidance of doubt, the Company shall not permit the transfer of any of the Shares on its books or issue new certificates representing any such Shares unless and until the person(s) to whom such Shares are to be transferred shall have executed the written agreement referred to in this Section 2 and any additional agreement required under any other applicable agreements between the parties hereto.

For purposes of this Section 2:

“Acquisition” shall mean any (i) event that results in a liquidation, dissolution or winding up, or is deemed to be a liquidation, dissolution or winding up of the Company under the Company’s Certificate of Incorporation, as the same may be amended from time to time (the “Certificate”) or any (ii) reorganization, consolidation, merger, stock sale, or asset sale of the Company.

“Certificate Amendment” shall mean any amendment of the Certificate.

“Other Matter” shall mean any matter, action, ratification or other event other than an Acquisition or Certificate Amendment for which approval of the holders of the Company’s stock is sought (either by vote or written consent) or upon which such holders are otherwise entitled to vote or consent.

“Transfer” shall mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Shares.

3. Irrevocable Proxy and Power of Attorney. To secure the Stockholder’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, the Stockholder hereby appoints the Proxyholder, or his designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all of such Stockholder’s Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of such Stockholder. The proxy and power granted by the Stockholder pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger, consolidation, conversion or reorganization of such party or any other entity holding any Shares.

4. Additional Representations, Covenants and Agreements.

4.1 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

4.2 Legends. The Company shall cause each certificate representing shares of the Company’s capital stock held by the Stockholder or any assignee of the Stockholder to bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE STOCKHOLDER’S RIGHT TO VOTE OR TRANSFER HIS OR ITS ENTIRE INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

4.3 Stock Splits, Dividends, Etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall automatically become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.2.

4.4 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.5 Securities Rules & Relations. The Stockholder agrees and understands that the Stockholder, the Company and/or the Proxyholder may become subject to the registration and/or reporting requirements, rules and regulations of the Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and/or any state and federal securities laws (collectively, the “Securities Laws”). Stockholder agrees to use his best efforts to comply with the Securities Laws and to assist Proxyholder in complying with the Securities Laws in a timely and prompt manner. Such compliance may include, for example and without limiting the foregoing, the filing and updating and maintaining of Form 13G and/or Form 13D under the Exchange Act of 1934, as amended.

4.6 Proxyholder’s Liability. The Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which the Proxyholder may do or refrain from doing in good faith, nor shall the Proxyholder have any accountability hereunder, except for his own bad faith, gross negligence or willful misconduct. Furthermore, upon any judicial or other inquiry or investigation of or concerning the Proxyholder’s acts pursuant to his rights and powers as Proxyholder, such acts shall be deemed reasonable and in the best interests of the Stockholders unless proved to the contrary by clear and convincing evidence.

4.7 Consideration. In connection with this Agreement and as partial consideration for the obligations of Stockholder hereunder, Proxyholder shall pay (by check, cash or other valid consideration) to Stockholder the sum of $100.

4.8 Not In Connection With Employment. Stockholder, the Company and the Proxyholder agree, acknowledge and reiterate that: (a) this Agreement is not being entered into as a condition of or in connection with Stockholder’s employment or consulting relationship with the Company; (b) this Agreement is being entered into at the request of the Proxyholder in his individual capacity as a stockholder of the Company, and is not being entered into at the request of the Company or the Company’s Chief Executive Officer or any member of its Board of Directors; and (c) Stockholder is entering into this Agreement with the express understanding that Stockholder is not being required to enter into this Agreement and that, if Stockholder had declined to enter into this Agreement, Stockholder would not suffer any negative employment or consulting relationship consequences.

5. Termination.

5.1 Termination Events. This Agreement shall terminate upon the earlier of:

(a) The liquidation, dissolution or winding up of the business operations of the Company;

(b) The execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) In the sole discretion of the Proxyholder, with the express written consent of the Proxyholder (which he shall be under no obligation to provide); or

(d) The death of the Proxyholder.

5.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 5.1, any holder of a stock certificate legended pursuant to this Agreement may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.

6. Miscellaneous.

6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Except for an assignment by the Company by operation of law or in connection with an Acquisition (which shall be permitted with only the written consent and notice of the Company), this Agreement may not be assigned by the parties without the written consent of the Proxyholder, the Company and the Stockholder.

6.2 Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of the Stockholder and the Proxyholder, except where such amendment or waiver shall materially negatively alter the rights or obligations of the Company hereunder, in which case any such amendment or waiver shall also require the written consent of the Company. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company, the Proxyholder and the Stockholder, and each of their respective successors and assigns.

6.3 Notices. Notwithstanding anything to the contrary contained herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient and received on the earlier of (a) the date of delivery, when delivered personally, by overnight mail, courier or sent by electronic mail (e-mail), telegram or fax, or (b) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or on Exhibit A hereto, or as subsequently modified by written notice. Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.

6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

6.5 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (d) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 6.3. Each party hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8 Counsel to the Company. Each party to this Agreement acknowledges and agrees that Orrick, Herrington & Sutcliffe LLP is acting as counsel solely to the Company and does not represent either the Stockholder or the Proxyholder in connection with this Agreement or any other agreement. Each party to this agreement has had the opportunity and has been encouraged to consult with their own independent counsel.

[Signature Page(s) Follow(s)]

The parties hereto have executed this Voting Agreement as of the date first written above.

COMPANY:	STOCKHOLDER:

Facebook, Inc. (f/k/a TheFacebook, Inc.)

By:	By:
Mark Zuckerberg	Name:
Chief Executive Officer	Address:
E-Mail:
Fax:

PROXYHOLDER:		PLEASE FILL IN ALL BLANKS ABOVE, AS APPLICABLE

Mark Zuckerberg

SIGNATURE PAGE TO

VOTING AGREEMENT